EXHIBIT 99(b)

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

INTRODUCTION

  Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements.

  Business Segments. Duke Energy Corporation (collectively with its subsidiar-ies, "Duke Energy") is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. Duke Energy provides these and other services through seven business segments:

  .Electric Operations
  .Natural Gas Transmission
  .Field Services
  .Trading and Marketing
  .Global Asset Development
  .Other Energy Services
  .Real Estate Operations

  Electric Operations generates, transmits, distributes and sells electric en-ergy in central and western North Carolina and the western portion of South Carolina (doing business as Duke Power or Nantahala Power and Light). These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC), the North Carolina Utilities Commission
(NCUC) and the Public Service Commission of South Carolina (PSCSC).

  Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic and New England states. Until the sale of the Midwest Pipelines on March 29, 1999, Natural Gas Transmission also provided interstate transportation and storage services in the midwest states. See further discussion of the sale of the Midwest Pipe-lines in Note 2 to the Consolidated Financial Statements. The interstate natu-ral gas transmission and storage operations are subject to the rules and regu-lations of the FERC.

  Field Services gathers, processes, transports and markets natural gas and produces, transports and markets natural gas liquids (NGLs). Field Services operates gathering systems in western Canada and ten contiguous states that serve major gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent and onshore and offshore Gulf Coast areas.

  Trading and Marketing markets natural gas, electricity and other energy-re-lated products across North America. Duke Energy owns a 60% interest in Trad-ing and Marketing's energy trading operations, with Mobil Corporation owning a 40% minority interest. This segment also includes certain other trading activ-ities and limited hydrocarbon exploration and production activities that are wholly owned by Duke Energy.

  Global Asset Development develops, owns and operates energy-related facili-ties worldwide. Global Asset Development conducts its operations primarily through Duke Energy North America, LLC (Duke Energy North America) and Duke Energy International, LLC (Duke Energy International).

  Other Energy Services provides engineering, consulting, construction and in-tegrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc. (Duke Engineering & Services), Duke/Fluor Daniel and DukeSolutions, Inc. (DukeSolutions).

  Real Estate Operations conducts its business through Crescent Resources, Inc., which develops high quality commercial and residential real estate pro-jects and manages land holdings in the southeastern U.S.

  In 1997, Duke Power Company (Duke Power) merged with PanEnergy Corp (PanEnergy). The merger was accounted for as a pooling of interests; there-fore, the Consolidated Financial Statements and other financial information included in this Annual Report for periods prior to the merger include the combined historical financial results of Duke Power and PanEnergy. See Note 2 to the Consolidated Financial Statements for additional information on the combination.

  Business Strategy. Duke Energy's business strategy is to develop integrated energy infrastructures in targeted regions where Duke Energy's extensive capa-bilities in developing energy assets, operating electricity, gas and NGL plants, optimizing commercial operations and managing risk can provide compre-hensive energy solutions for customers and create superior value for share-holders. Domestically, Duke Energy is aggressively investing in new merchant power plants throughout the U.S., expanding its natural gas pipeline infra-structure in the eastern U.S., rapidly increasing its leading position in gas processing and NGL marketing and broadening its trading and marketing expert-ise across the energy spectrum. Internationally, Duke Energy is currently fo-cusing on integrated electric and gas opportunities in Australia and Latin America and intends to implement its strategies in Europe.

  Electric Operations continues to strive to maintain low costs and competi-tive rates for its customers and to provide high quality customer service. Electric Operations is expected to grow moderately, consistent with historical trends. Expansion will primarily result from continued economic growth in its service territory.

  Natural Gas Transmission provides solid earnings growth and strengthens its competitive position by adhering to a comprehensive strategy of selected ac-quisitions and developing incremental projects that expand services to meet specific customer needs. In January 2000, Natural Gas Transmission announced that it had entered into a definitive agreement to purchase the East Tennessee Natural Gas Company, a pipeline well positioned to serve the rapidly growing southeastern region of the U.S. The transaction is expected to close in the first quarter of 2000, subject to regulatory approval. For more information on this purchase, see Note 19 to the Consolidated Financial Statements.

  Duke Energy plans to significantly grow several of its business segments:
Field Services, Trading and Marketing, Global Asset Development and Other En-ergy Services. Restructuring of energy markets in the U.S. and abroad is pro-viding substantial opportunities for these segments to capitalize on their broad capabilities.

  Expansion opportunities for Field Services include the planned combination of Duke Energy's gas gathering and processing businesses with Phillips Petro-leum's Gas Processing and Marketing unit to form a new midstream company. The transaction is expected to close by first quarter 2000, subject to regulatory approval. See Note 19 to the Consolidated Financial Statements for further discussion.

  Trading and marketing activities at Duke Energy continue to expand as Trad-ing and Marketing provides energy supply, output marketing, risk management and commercial optimization services to all of Duke Energy's merchant struc-ture developments. Trading and Marketing continues to increase its customer base for wholesale energy management services to aggregators, distribution companies, large industrials and other marketers.

  Global Asset Development expects to continue strong earnings growth through acquisitions, divestitures, construction of greenfield projects and expansion of existing facilities as opportunities are extracted, evaluated and realized through the marketplace. Duke Energy's combination of assets and capabilities that span the energy value chain have contributed to Global Asset Develop-ment's successful delivery of natural gas pipeline, power generation, energy marketing and other services as demonstrated both domestically and interna-tionally. To capture the greatest value in North America, Duke Energy North America, through its portfolio management strategy, seeks opportunities to in-vest in markets which have capacity needs and to divest, in whole or in part, when significant value can be realized.

  Other Energy Services seeks to grow with various types of services including comprehensive energy efficiencies in food, textile and government facilities.

  The strong real estate market in the Southeast continues to present substan-tial growth opportunities for both the commercial and residential development of Real Estate Operations. In addition to initiating development of signifi-cant office and industrial facilities in each of its established markets, Real Estate Operations entered a new market niche in 1999 to develop moderately priced residential communities in Jacksonville, Florida. Real Estate Opera-tions also announced plans to enter the multi-family market and to signifi-cantly increase its retail development.

RESULTS OF OPERATIONS

  In 1999, earnings available for common stockholders were $1,487 million, or $4.08 per basic share, net of an after-tax extraordinary gain of $660 million, or $1.82 per basic share. In 1998, earnings available for common stockholders were $1,231 million, or $3.41 per basic share, net of an after-tax extraordi-nary loss of $8 million, or $0.02 per basic share. The increase in earnings available for common stockholders was primarily due to the 1999 extraordinary gain resulting from the sale of the Midwest Pipelines. This gain, along with the factors described below that affect segment profit and loss, was partially offset by a pre-tax $800 million charge for estimated injury and damages claims (see Note 14 to the Consolidated Financial Statements), higher interest expense and minority interest expense

  Earnings available for common stockholders increased $329 million in 1998 from 1997 earnings of $902 million, or $2.51 per basic share. The increase in earnings available for common stockholders was due to the factors described below that affect segment profit and loss. These factors were partially offset by increased interest expense and minority interests.

  Operating income for 1999 was $1,795 million compared to $2,433 million in 1998 and $1,970 million in 1997. Earnings before interest and taxes (EBIT) were $2,043 million, $2,647 million and $2,108 million for 1999, 1998 and 1997, respectively. Management evaluates each business segment based on an in-ternal measure of earnings before interest and taxes, after deducting minority interests. Operating Income and EBIT are affected by the same fluctuations for Duke Energy and each of its business segments. The only notable difference be-tween Operating Income and EBIT is the inclusion in EBIT of certain non-oper-ating activities. See Note 3 to the Consolidated Financial Statements for ad-ditional information on business segments.

  EBIT is summarized in the following table and is discussed by business seg-ment thereafter.

EBIT by Business Segment

                                                     Years Ended December 31,
                                                    ---------------------------
                                                      1999      1998     1997
                                                    --------  -------- --------
                                                           (in millions)
Electric Operations................................ $    856  $  1,513 $  1,282
Natural Gas Transmission...........................      627       702      624
Field Services.....................................      144        76      157
Trading and Marketing..............................       70        81       23
Global Asset Development...........................      181        64        4
Other Energy Services..............................      (94)       10       18
Real Estate Operations.............................      176       142       98
Other Operations...................................       (9)        2     (120)
Minority Interests.................................       92        57       22
                                                    --------  -------- --------
Consolidated EBIT.................................. $  2,043  $  2,647 $  2,108
                                                    ========  ======== ========

  Other Operations primarily include communication services, water services and certain unallocated corporate costs. Included in the amounts discussed hereafter are intercompany transactions that are eliminated in the Consoli-dated Financial Statements.

Electric Operations

                                                 Years Ended December 31,
                                            -----------------------------------
                                               1999        1998        1997
                                            ----------- ----------- -----------
                                             (In millions, except where noted)
Operating Revenues......................... $     4,700 $     4,626 $     4,401
Operating Expenses.........................       3,966       3,228       3,221
                                            ----------- ----------- -----------
Operating Income...........................         734       1,398       1,180
Other Income, Net of Expenses..............         122         115         102
                                            ----------- ----------- -----------
EBIT....................................... $       856 $     1,513 $     1,282
                                            =========== =========== ===========
Sales -- GWh (a)...........................      81,548      82,011      77,935

--------
(a)   Gigawatt-hours.

  In 1999, EBIT for Electric Operations decreased $657 million compared to 1998, primarily due to an $800 million charge for estimated injury and damages claims. See Note 14 to the Consolidated Financial Statements for additional information related to this charge. Partially offsetting this decrease was a 2.8% increase in the number of customers in the Electric Operations' service territory during 1999, and the absence of 1998 severance and other costs re-lated to closing Electric Operations' merchandising business.

  In 1998, EBIT for Electric Operations increased $231 million as compared to 1997, primarily due to a 5.2% increase in gigawatt-hour sales. Gigawatt-hour sales increased as a result of warmer spring and summer weather conditions during 1998 and a 2.5% growth in the number of customers in the Electric Oper-ations' service territory. EBIT also increased due to the absence of 1997 sev-erance costs, however this was substantially offset by 1998 costs related to the closing of Electric Operations' merchandising business.

Natural Gas Transmission

                                                 Years Ended December 31,
                                            -----------------------------------
                                               1999        1998        1997
                                            ----------- ----------- -----------
                                             (In millions, except where noted)
Operating Revenues......................... $     1,206 $     1,528 $     1,572
Operating Expenses.........................         615         864         964
                                            ----------- ----------- -----------
Operating Income...........................         591         664         608
Other Income, Net of Expenses..............          36          38          16
                                            ----------- ----------- -----------
EBIT....................................... $       627 $       702 $       624
                                            =========== =========== ===========
Throughput -- TBtu (a).....................       1,893       2,593       2,862

--------
(a)   Trillion British thermal units.

  EBIT for Natural Gas Transmission decreased $75 million in 1999 compared to 1998. As a result of the sale of the Midwest Pipelines to CMS Energy Corpora-tion (CMS) on March 29, 1999, EBIT for the Midwest Pipelines decreased $156 million compared to 1998's full year of operation. For the Northeast Pipe-lines, EBIT increased $81 million compared to 1998, primarily as a result of increased earnings from market-expansion projects and joint ventures, higher throughput and lower operating expenses. A gain of $24 million resulting from the sale of Duke Energy's interest in the Alliance Pipeline project and bene-fits totaling $38 million related to the completion of certain PCB (polychlo-rinated biphenyl) and soil clean-up programs below estimates also increased EBIT in 1999. Partially offsetting these contributions to EBIT were the non-recurrence of the 1998 favorable resolution of regulatory issues related to gas supply realignment cost issues ("GSR issues") and a 1998 refund from a state property tax ruling.

  In 1998, EBIT for Natural Gas Transmission increased $78 million compared to 1997. EBIT for the Northeast Pipelines increased $56 million in 1998 over 1997, primarily as a result of the favorable resolution of

GSR issues, favorable state property tax rulings and increased market expan-sion projects. These increases were partially offset by a decrease in through-put primarily as a result of mild winter weather.

  For the Midwest Pipelines, 1998 EBIT increased $22 million compared to 1997, primarily due to a gain on the sale of the general partner interests in North-ern Border Partners, L.P. and non-recurring 1997 litigation expenses. These increases were partially offset by the favorable resolution of certain regula-tory matters in 1997, which was reflected as additional revenue and other in-come.

Field Services

                                                Years Ended December 31,
                                           ------------------------------------
                                              1999         1998        1997
                                           -----------  ----------- -----------
                                            (In millions, except where noted)
Operating Revenues........................ $     3,590  $     2,639 $     3,055
Operating Expenses........................       3,444        2,598       2,898
                                           -----------  ----------- -----------
Operating Income..........................         146           41         157
Other Income, Net of Expenses.............          (2)          35          --
                                           -----------  ----------- -----------
EBIT...................................... $       144  $        76 $       157
                                           ===========  =========== ===========
Natural Gas Gathered and
 Processed/Transported, TBtu/d (a)........         5.1          3.6         3.4
NGL Production, MBbl/d (b)................       192.4        110.2       108.2
Natural Gas Marketed, TBtu/d..............         0.5          0.4         0.4
Average Natural Gas Price per MMBtu (c)... $      2.27  $      2.11 $      2.59
Average NGL Price per Gallon (d).......... $      0.34  $      0.26 $      0.35

--------
(a)   Trillion British thermal units per day.
(b)   Thousand barrels per day.
(c)   Million British thermal units.
(d)   Does not reflect results of commodity hedges.

  In 1999, EBIT for Field Services increased $68 million compared to 1998. A significant portion of the increase resulted from the March 31, 1999 acquisi-tion of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR), (collectively, the "UPR acquisi-tion"). For more information on the UPR acquisition, see Note 2 to the Consol-idated Financial Statements. Improved average NGL prices, which were up $0.08 per gallon, or 30.8% from the prior year, also contributed to the increase in EBIT. Partially offsetting these increases were $34 million in 1998 of gains on sales of assets, which were included in other income.

  EBIT for Field Services decreased $81 million in 1998 from 1997, primarily due to a decrease in average NGL prices of approximately $0.09 per gallon, or 25.7%. The decrease in EBIT was partially offset by $34 million of gains on sales of assets, which were included in other income.

  On December 16, 1999, Duke Energy announced that it had signed definitive agreements with Phillips Petroleum to form a new midstream gas gathering and processing company. See Note 19 to the Consolidated Financial Statements for further discussion.

Trading and Marketing

                                                  Years Ended December 31,
                                              ----------------------------------
                                                 1999        1998       1997
                                              ----------- ----------------------
                                              (In millions, except where noted)
Operating Revenues........................... $    11,793 $    8,785 $    7,489
Operating Expenses...........................      11,724      8,665      7,446
                                              ----------- ---------- ----------
Operating Income.............................          69        120         43
Other Income, Net of Expenses................          43          2          1
Minority Interest Expense....................          42         41         21
                                              ----------- ---------- ----------
EBIT......................................... $        70 $       81 $       23
                                              =========== ========== ==========
Natural Gas Marketed, TBtu/d.................        10.5        8.0        6.9
Electricity Marketed, GWh....................     109,634     98,991     64,650

  In 1999, EBIT for Trading and Marketing decreased $11 million from 1998. The decrease resulted primarily from lower natural gas trading margins, partially offset by higher electricity trading margins as well as margins associated with other trading activities and sales of natural gas interests associated with drilling activities.

  EBIT for Trading and Marketing increased $58 million in 1998 compared to 1997. The increase resulted primarily from increased trading margins and elec-tricity margins, partially offset by increased expenses due to business growth. Electricity volumes marketed increased primarily as a result of ac-quiring the remaining 50% ownership interest in the Duke/Louis Dreyfus, L.L.C. (D/LD) joint venture in June 1997.

Global Asset Development

                                                Years Ended December 31,
                                           -----------------------------------
                                              1999        1998        1997
                                           ----------- ----------- -----------
                                            (In millions, except where noted)
Operating Revenues........................ $       777 $       319 $       123
Operating Expenses........................         571         261         129
                                           ----------- ----------- -----------
Operating Income..........................         206          58          (6)
Other Income, Net of Expenses.............          25          22          11
Minority Interest Expense.................          50          16           1
                                           ----------- ----------- -----------
EBIT...................................... $       181 $        64 $         4
                                           =========== =========== ===========
Proportional Megawatt Capacity Owned (a)..       8,773       6,041       3,912
Proportional Maximum Pipeline Capacity
 (a), MMcf/d (b)..........................         309         124          --

--------
(a)   Includes under construction or under contract.
(b)   Million cubic feet per day.

  In 1999, EBIT for Global Asset Development increased $117 million compared to 1998. The increase includes $99 million in income from the sale of partial interests in four generating stations in the U.S. as a result of executing its domestic portfolio management strategy. Earnings from new projects in Latin America and Australia also contributed $63 million to the increase. Partially offsetting these increases were higher operating expenses and increased devel-opment costs associated with business expansion.

  EBIT for Global Asset Development increased $60 million in 1998 over 1997. The increase resulted primarily from business expansion and acquisitions, in-cluding the July 1998 acquisition of three electric generating stations in California and the December 1997 acquisition of an indirect 32.5% ownership interest in American Ref-Fuel Company. An expansion to the PT Puncakjaya power generation facility in Indonesia also contributed to the increase in EBIT dur-ing 1998. The increase in EBIT was partially offset by decreased earnings re-sulting from lower prices at National Methanol Company, a methanol and MTBE (methyl tertiary butyl ether) business in Saudi Arabia.

Other Energy Services

                                                     Years Ended December 31,
                                                     ---------------------------
                                                       1999      1998    1997
                                                     ---------  ----------------
                                                            In millions
Operating Revenues.................................. $     989  $   521 $   376
Operating Expenses..................................     1,083      511     353
                                                     ---------  ------- -------
Operating Income....................................       (94)      10      23
Other Income, Net of Expenses.......................        --       --      (5)
                                                     ---------  ------- -------
EBIT................................................ $     (94) $    10 $    18
                                                     =========  ======= =======

  In 1999, EBIT for Other Energy Services decreased $104 million compared to 1998. The decrease was primarily due to charges of $38 million and $35 million at Duke Engineering & Services and DukeSolutions, respectively. These charges, which include costs associated with repositioning the companies to focus on growth markets, included expenses related to severance, office closings and write-offs of uncollectable accounts. Increased development activity at DukeSolutions and decreased earnings from projects of Duke Engineering & Serv-ices also contributed to lower EBIT. EBIT for Other Energy Services decreased $8 million in 1998 compared to 1997, primarily due to reduced earnings of Duke Engineering & Services.

Real Estate Operations

                                                       Years Ended December 31,
                                                      --------------------------
                                                        1999     1998     1997
                                                      -------- -------- --------
                                                             In millions
Operating Revenues................................... $    233 $    181 $    124
Operating Expenses...................................       57       39       26
                                                      -------- -------- --------
EBIT................................................. $    176 $    142 $     98
                                                      ======== ======== ========

  In 1999, EBIT for Real Estate Operations increased $34 million compared to 1998. The increase was primarily due to increased residential developed lot sales, land sales and commercial project sales, partially offset by decreased lake lot sales. EBIT for Real Estate Operations increased $44 million in 1998 over 1997, primarily as a result of increased commercial project sales, lake lot sales and land sales, including a gain on the sale of land in the Jocassee Gorges region of South Carolina.

Other Operations

  EBIT for Other Operations decreased $11 million in 1999 compared to 1998, primarily as a result of the resolution of certain contingent items during 1998. EBIT for Other Operations increased $122 million in 1998 compared to 1997, primarily as a result of the absence of $71 million of non-recurring 1997 merger-related costs and the favorable resolution of certain contingent items in 1998, partially offset by a 1997 gain on the sale of Duke Energy's ownership interest in the Midland Cogeneration Venture.

Other Impacts on Earnings Available for Common Stockholders

  Interest expense increased $87 million in 1999 compared to 1998, and $42 million in 1998 compared to 1997 due to higher average debt balances outstand-ing, resulting from acquisitions and expansion.

  Minority interests increased $46 million in 1999 compared to 1998, and $73 million in 1998 compared to 1997. The increases were due primarily to regular distributions paid on new issuances of Duke Energy's trust preferred securi-ties. For more information on issuances of trust preferred securities, see
Note 12 to the Consolidated Financial Statements. Excluding these dividends, minority interests related primarily to Global Asset Development's 1999 in-vestments and Trading and Marketing's joint venture with Mobil Corporation. For more information regarding acquisitions and new projects, see Notes 2 and 8 to the Consolidated Financial Statements.

  Duke Energy's effective income tax rate was approximately 35%, 38% and 40% for 1999, 1998 and 1997, respectively. The decrease in 1999 from 1998 was pri-marily due to the favorable resolution of several income tax issues and the utilization of certain capital loss carryforwards due to the sale of the Mid-west Pipelines. Favorable resolution of income tax issues also resulted in a decline in the effective tax rate in 1998 from 1997. Duke Energy expects its ongoing effective tax rate to approximate 38%.

  The sale of the Midwest Pipelines to CMS closed on March 29, 1999 and re-sulted in a $660 million extraordinary gain, net of income tax of $404 mil-lion. For further discussion on the sale, see Note 2 to the Consolidated Fi-nancial Statements.

  In January 1998, TEPPCO Partners, L.P., in which Duke Energy has a 21.1% ownership interest, redeemed certain First Mortgage Notes which resulted in Duke Energy recording a non-cash extraordinary loss of $8 million, net of in-come tax of $5 million, related to its share of costs of the early retirement of debt.

  In December 1997, Duke Energy redeemed four issues of preferred stock and commenced a tender offer to purchase a portion of six additional issues of preferred stock. Premiums related to these redemptions were included in the Consolidated Statements of Income and Comprehensive Income in 1997 as Divi-dends and Premiums on Redemptions of Preferred and Preference Stock.

LIQUIDITY AND CAPITAL RESOURCES

Operating Cash Flows

  Net cash provided by operations was $2,684 million in 1999, $2,331 million in 1998 and $2,140 million in 1997. In each of these years, the increase in cash was primarily due to net income resulting from business expansion.

  On August 29, 1998, the FERC approved a settlement from Texas Eastern Trans-mission Corporation (TETCO), a subsidiary of Duke Energy, which accelerates recovery of natural gas transition costs. The order was effective October 1, 1998 and includes a rate moratorium until 2004. Net cash flows from operations are not expected to change for the first two years after implementation; how-ever, after the natural gas transition costs are fully recovered, cash flows from operations are expected to decrease on an annual basis. For more informa-tion concerning the settlement, see Note 4 to the Consolidated Financial Statements.

  In late 1999, Duke Energy established an accrual for estimated injury and damages claims. Duke Energy expects to fund approximately $350 million, which is comprised of an insurance policy premium and estimated claim activity over the next year, primarily through new debt issuances. Management believes that the long-term cash requirements of the projected liability will not have a ma-terial effect on Duke Energy's liquidity or cash flows. See Note 14 to the Consolidated Financial Statements for further discussion.

Investing Cash Flows

  Capital and investment expenditures were approximately $5.9 billion in 1999 compared to approximately $2.5 billion in 1998. The increase primarily re-sulted from business expansion for the Field Services and Global Asset Devel-opment segments. Business expansion for Field Services included the $1.35 bil-lion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from UPR along with its natural gas and NGL marketing activities. International business expansion for Global Asset Development in-cluded $1.7 billion for multiple acquisitions in Latin America, western Aus-tralia and New Zealand. In 1999, Global Asset Development also began construc-tion of multiple power generation plants in North America and continued capi-tal expenditures on projects initiated prior to 1999. Expenditures related to these activities were partially funded by $1.9 billion in cash proceeds from the sale of Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substan-tially comprised the Midwest Pipelines, along with Trunkline LNG Company. For additional information concerning acquisitions and dispositions, see Note 2 to the Consolidated Financial Statements.

  Capital and investment expenditures in 1998 increased $472 million from $2.0 billion in 1997 primarily due to business expansion by Global Asset Develop-ment. This included the $501 million purchase of three electric generating stations in California and the completion of the first phase of Bridgeport En-ergy, a power generation plant in Connecticut. Business expansion for Natural Gas Transmission and Field Services also contributed to the increase in capi-tal and investment expenditures. The increase was partially offset by de-creased expenditures for Electric Operations, primarily as a result of steam generator replacements at certain of its nuclear plants in 1997, and by the acquisition of the remaining 50% ownership of the D/LD joint venture in June 1997.

  Projected 2000 capital and investment expenditures for Electric Operations, including allowance for funds used during construction, are approximately $900 million. These projections include expenditures for existing plants, including refurbishment and upgrades related to the Oconee Nuclear Station's application for a 20-year renewal of its operating license, which is expected to receive approval from the Nuclear Regulatory Commission in 2000.

  Projected 2000 capital and investment expenditures for Natural Gas Transmis-sion, including allowance for funds used during construction, are approxi-mately $600 million. These projections include expansion of the Maritimes & Northeast Pipeline, which delivers natural gas to markets in the Canadian Maritimes provinces and the northeastern U.S. from a supply basin offshore of Nova Scotia, and the planned $386 million purchase of the East Tennessee Natu-ral Gas Company, which is expected to close in the first quarter of 2000 and is contingent upon regulatory approval. For further discussion on this pur-chase, see Note 19 to the Consolidated Financial Statements.

  Duke Energy plans to continue to significantly grow several of its business segments: Field Services, Global Asset Development, Trading and Marketing and Other Energy Services. Expansion plans for Field Services include the combina-tion of Duke Energy's gas gathering and processing businesses with Phillips Petroleum's Gas Processing and Marketing unit to form a new midstream company. The transaction is expected to close by first quarter 2000 and is subject to regulatory approval. See Note 19 to the Consolidated Financial Statements for additional information.

  Projected 2000 capital and investment expenditures for Global Asset Develop-ment are approximately $3.6 billion. Expansion opportunities for Global Asset Development's domestic division, Duke Energy North America, include the con-tinuation of various greenfield projects across the U.S. Expansion plans for Global Asset Development's international division, Duke Energy International, include completing the purchase of Dominion Resources, Inc.'s portfolio of hy-droelectric, natural gas and diesel power generation businesses in Argentina and Bolivia (see Note 2 to the Consolidated Financial Statements) and the Jan-uary 2000 completion of the tender offer for additional ownership interests in Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema) (see Note 19 to the Consolidated Financial Statements). Duke Energy International will also continue to focus on its regional target areas in Australia and Latin America for further expansion opportunities and intends to implement its strategies in Europe.

  Projected 2000 capital and investment expenditures for Trading and Marketing are approximately $200 million. This includes expenditures related to Trading and Marketing's new subsidiary, Duke Energy Hydrocarbons, which was formed in the second quarter of 1999 to invest capital in limited hydrocarbon explora-tion and production prospects through non-operating working interests. Duke Energy's intent is to produce natural gas to partially offset the short gas position of Duke Energy's power generation assets and to increase production volumes that will be beneficial to Field Services, Trading and Marketing, and Natural Gas Transmission.

  Projected 2000 capital and investment expenditures for Other Energy Servic-es, Real Estate Operations and Other Operations are approximately $200 mil-lion, $400 million and $250 million, respectively.

  All projected capital and investment expenditures for the above segments are subject to periodic review and revision and may vary significantly depending on a number of factors including, but not limited to, industry restructuring, regulatory constraints, acquisition opportunities, market volatility and eco-nomic trends.

Financing Cash Flows

  Duke Energy's consolidated capital structure at December 31, 1999, including short-term debt, was 44% debt, 6% minority interests, 7% trust preferred secu-rities, 1% preferred stock and 42% common equity. Fixed charges coverage, cal-culated using the Securities and Exchange Commission method, was 2.9 times,
4.7 times and 4.1 times for 1999, 1998 and 1997, respectively.

  Duke Energy's business expansion opportunities, along with dividends, debt repayments and operating and investing requirements, are expected to be funded by cash from operations, external financing, common stock issuances and the proceeds from certain asset sales.

  During 1999, Duke Energy and its subsidiary, Duke Capital Corporation (Duke Capital), issued a total of $1.9 billion of Senior Notes. The proceeds were used for general corporate purposes, including reducing commercial paper in-debtedness incurred in connection with acquisitions of electric power generat-ing assets in Latin America. Global Asset Development, through its Australian subsidiary, borrowed approximately $450 million under new financing arrange-ments, including a combined commercial paper and medium-term note program, bank facilities and non-recourse financing for certain western Australian as-sets. These new Global Asset Development financings are denominated in either Australian or New Zealand dollars. Issuances from the combined commercial pa-per and medium-term note program and the bank facilities were used to refund bridge financing of assets obtained during 1998 and 1999 and to fund on-going construction expenditures for the Eastern Gas Pipeline and future projects in Australia. Global Asset Development also assumed approximately $430 million of non-recourse debt, denominated in Brazilian reais, in relation to the acquisi-tion of Paranapanema (see Note 2 to the Consolidated Financial Statements) and borrowed $380 million under a new bank facility to refinance the California generating assets. For additional information regarding debt, see Note 10 to the Consolidated Financial Statements.

  Also during the year, Duke Energy's and Duke Capital's business trusts, which are treated as wholly owned subsidiaries for financial reporting purpos-es, issued a total of $500 million of trust preferred securities. See Note 12 to the Consolidated Financial Statements for additional information on trust preferred securities.

  Under its commercial paper facilities, Duke Energy had the ability to borrow up to $2.8 billion at both December 31, 1999 and 1998. The commercial paper facilities consisted of $1.25 billion for Duke Energy and $1.55 billion for Duke Capital. At December 31, 1999, Global Asset Development also had avail-able an approximately $500 million combined commercial paper and medium-term note program. Duke Energy's various bank credit facilities totaled approxi-mately $3.7 billion (including approximately $320 million related to foreign facilities) at December 31, 1999 and $2.9 billion at December 31, 1998. At De-cember 31, 1999, approximately $1.8 billion was outstanding under the commer-cial paper facilities and approximately $460 million of borrowings were out-standing under the bank credit facilities. Certain of the credit facilities support the issuance of commercial paper, therefore, the issuance of commer-cial paper reduces the amount available under these credit facilities (see
Note 10 to the Consolidated Financial Statements).

  As of December 31, 1999, Duke Energy and its subsidiaries had the ability to issue up to $2.15 billion aggregate principal amount of debt and other securi-ties under shelf registrations filed with the Securities and Exchange Commis-sion. Effective January 7, 2000, the amount available was increased by $1.5 billion. Such securities may be issued as First and Refunding Mortgage Bonds, Senior Notes, Subordinated Notes or Preferred Securities.

  On December 16, 1999, Duke Energy announced that it had signed definitive agreements to combine Duke Energy's gas gathering and processing businesses with Phillips Petroleum's Gas Processing and Marketing unit to form a new mid-stream company. The new company will seek to arrange approximately $2.6 bil-lion of debt financing and, upon closing of the transaction, will make a one-time cash distribution of $1.2 billion to both Duke Energy and Phillips Petro-leum. The new company would then offer approximately 20% of its equity to the public in 2000 to reduce the debt resulting from the transaction. Such an of-fering is conditional upon completion of the transaction and favorable market conditions. For additional information, see Note 19 to the Consolidated Finan-cial Statements.

  To maintain financial flexibility and reduce the amount of financing needed for growth opportunities, Duke Energy's Board of Directors adopted a dividend policy in June 1998 that targets 50% of earnings paid out in dividends on com-mon stock. The Board of Directors intends to maintain dividends at the current quarterly rate of $0.55 per share until the target payout ratio is reached at which time it intends to re-evaluate its dividend policy.

  In April 1999, Duke Energy's shareholders approved an amendment to the Arti-cles of Incorporation to increase the authorized common stock from 500 million to 1 billion shares. This increase in authorized stock will provide Duke En-ergy with added flexibility in effecting financings, stock splits or stock dividends, stock plans and other transactions and arrangements involving the use of common stock.

  Duke Energy InvestorChoice Plan, a stock dividend reinvestment plan, allows investors to reinvest dividends in new issuances of common stock and to pur-chase common stock directly from Duke Energy. Issuances under this plan were not material in 1999, 1998 or 1997.

  Duke Energy used authorized but unissued shares of its common stock to meet 1999 and 1998 employee benefit plan contribution requirements. This practice is expected to continue in 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk Policies

  Duke Energy is exposed to market risks associated with interest rates, com-modity prices, equity prices and foreign exchange rates. Comprehensive risk management policies have been established by the Corporate Risk Management Committee (CRMC) to monitor and control these market risks. The CRMC is chaired by the Chief Financial Officer and is comprised of senior executives. The CRMC has responsibility for oversight of interest rate risk, foreign cur-rency risk, credit risk and energy risk management, including approval of en-ergy financial exposure limits.

Interest Rate Risk

  Duke Energy is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, fixed-rate debt and trust pre-ferred securities, commercial paper and auction market preferred stock, as well as interest rate swaps and interest rate lock agreements. Duke Energy manages its interest rate exposure by limiting its variable-rate and fixed-rate exposures to certain percentages of total capitalization, as set by poli-cy, and by monitoring the effects of market changes in interest rates. Duke Energy may also enter into financial derivative instruments including, but not limited to, swaps, options and treasury rate agreements to manage and mitigate interest rate risk exposure. See Notes 1, 7, 10, 12 and 13 to the Consolidated Financial Statements for additional information.

  Based on a sensitivity analysis as of December 31, 1999, it was estimated that if market interest rates average 1% higher (lower) in 2000 than in 1999, earnings before income taxes would decrease (increase) by approximately $24 million. Comparatively, based on a sensitivity analysis as of December 31, 1998, had interest rates averaged 1% higher (lower) in 1999 than in 1998, it was estimated that earnings before income taxes would have decreased (in-creased) by approximately $23 million. These amounts were determined by con-sidering the impact of the hypothetical interest rates on the variable-rate securities outstanding as of December 31, 1999 and 1998. In the event of a significant change in interest rates, management would likely take actions to manage its exposure to the change. However, due to the uncertainty of the spe-cific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in Duke Energy's financial structure.

Commodity Price Risk

  Duke Energy, substantially through its subsidiaries, is exposed to the im-pact of market fluctuations in the price of natural gas, electricity and natu-ral gas liquid products marketed and purchased. Duke Energy employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity derivatives, including forward contracts, futures, swaps and options. Market risks associated with commodity derivatives held for purposes other than trading were not material at December 31, 1999 and 1998. See Notes 1 and 7 to the Consolidated Financial Statements for additional information.

  The risk in the commodity trading portfolio is measured on a daily basis utilizing a Value-at-Risk model to determine the maximum potential one-day fa-vorable or unfavorable Daily Earnings at Risk (DER). The DER is monitored daily in comparison to established thresholds. Other measures are also uti-lized to monitor the risk in the commodity trading portfolio on a monthly and annual basis.

  The DER computations are based on a historical simulation, which utilizes price movements over a specified period to simulate forward price curves in the energy markets to estimate the favorable or unfavorable impact of one-day's price movement on the existing portfolio. The historical simulation em-phasizes the most recent market activity, which is considered the most rele-vant predictor of immediate future market movements for natural gas, electric-ity and petroleum products. The DER computations utilize several key assump-tions, including a 95% confidence level for the resultant price movement and the holding period specified for the calculation. Duke Energy's DER calcula-tion includes commodity derivative instruments held for trading purposes. The estimated potential one-day favorable or unfavorable impact on earnings before income taxes related to commodity derivatives held for trading purposes at De-cember 31, 1999 and 1998 was approximately $10 million. The average estimated potential one-day favorable or unfavorable impact on earnings before income taxes related to commodity derivatives held for trading purposes was approxi-mately $11 million and $5 million during 1999 and 1998, respectively. The in-crease in average 1999 amounts compared to 1998 is a result of an increase in the authorized energy financial exposure limit in 1998, which was approved by the CRMC. Changes in markets inconsistent with historical trends could cause actual results to exceed predicted limits.

  Subsidiaries of Duke Energy are also exposed to market fluctuations in the prices of NGLs related to their ongoing gathering and processing operating ac-tivities. Duke Energy closely monitors the risks associated with NGL price changes on its future operations, and where appropriate, uses crude oil and natural gas commodity instruments to hedge NGL prices. Based on a sensitivity analysis as of December 31, 1999, it was estimated that if NGL prices average one cent per gallon less in 2000, earnings before income taxes would decrease by approximately $6 million, after considering the effect of Duke Energy's commodity hedge positions. Comparatively, based on sensitivity analysis as of December 31, 1998, if NGL prices would have averaged one cent per gallon less in 1999, it was estimated that earnings before income taxes would have de-creased by approximately $8 million.

Equity Price Risk

  Duke Energy maintains trust funds, as required by the Nuclear Regulatory Commission, to fund certain costs of nuclear decommissioning. (See Note 11 to the Consolidated Financial Statements.) As of December 31, 1999 and 1998, these funds were invested primarily in domestic and international equity secu-rities, fixed-rate, fixed-income securities and cash and cash equivalents. Management believes that its exposure to fluctuations in equity prices or in-terest rates will not materially affect consolidated results of operations. See further discussion in the Current Issues, Nuclear Decommissioning Costs section of Management's Discussion and Analysis.

Foreign Operations Risk

  Duke Energy is exposed to foreign currency risk, sovereign risk and other foreign operations risk that arise from investments in international affili-ates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar or may be hedged through debt de-nominated in the foreign currency. Duke Energy also uses foreign currency de-rivatives, where possible, to manage its risk related to foreign currency fluctuations. To monitor its currency exchange rate risks, Duke Energy uses sensitivity analysis, which measures the impact of a devaluation of the for-eign currencies to which it has exposure.

  At December 31, 1999, Duke Energy's primary foreign currency exchange rate exposures were the Brazilian real, the Australian dollar and the Canadian dol-lar. Exposures to other foreign currencies were not material. Based on the sensitivity analysis at December 31, 1999, a 10% devaluation in the currency exchange rates in Brazil would reduce Duke Energy's financial position by ap-proximately $65 million and would not significantly affect Duke Energy's con-solidated results of operations or cash flows over the next twelve months. Based on the sensitivity analysis at December 31, 1999, a 10% devaluation in other foreign currencies were insignificant to Duke Energy's consolidated re-sults of operations, financial position or cash flows. Exposures to foreign currency risks were not material to consolidated results of operations, finan-cial position or cash flows during 1998.

CURRENT ISSUES

Electric Competition. Wholesale Competition. The Energy Policy Act of 1992 (EPACT) and the FERC's subsequent rulemaking activities have established the regulatory framework to open the wholesale energy market to competition. EPACT amended provisions of the Public Utility Holding Company Act of 1935 and the Federal Power Act to remove certain barriers to a competitive wholesale market. EPACT permits utilities to participate in the development of independent electric generating plants for sales to wholesale customers, and also permits the FERC to order transmission access for third parties to transmission facilities owned by another entity. It does not, however, permit the FERC to issue an order requiring transmission access to retail customers. The FERC, responsible in large measure for implementation of EPACT, has moved vigorously to implement its mandate, interpreting the statute broadly and issuing orders for third-party transmission service and a number of rules of general applicability, including Orders 888 and 889.

  Open-access transmission for wholesale customers as defined by the FERC's final rules provides energy suppliers, including Duke Energy, with opportuni-ties to sell and deliver capacity and energy at market-based prices. Duke En-ergy and several of its non-regulated subsidiaries have been granted authority by the FERC to act as power marketers. Electric Operations obtained from the FERC open-access rule the rights to sell capacity and energy at market-based rates from its own assets. Open access provides another supply option through which Electric Operations can purchase at attractive rates a portion of capac-ity and energy requirements resulting in lower overall costs to customers. Open access also provides Electric Operations' existing wholesale customers with competitive opportunities to seek other suppliers for their capacity and energy requirements.

  On December 20, 1999, the FERC issued its Order No. 2000 regarding Regional Transmission Organizations (RTOs). In its order, the FERC stressed the volun-tary nature of RTO participation by utilities and sets minimum characteristics and functions that must be met by utilities that participate in an RTO. The order provides for an open, flexible structure for RTOs to meet the needs of the market, and provides for the possibility of incentive ratemaking and other benefits for utilities that participate in an RTO.

  The characteristics for acceptable RTOs include independence from market participants, operational control over a region of sufficient scope to support efficient and nondiscriminatory markets, and exclusive authority to maintain short-term reliability. The order requires each utility subject to the juris-diction of the FERC and not already in a FERC-approved RTO to make a filing by October 15, 2000, that either proposes participation in an RTO that will be in operation no later than December 15, 2001, or provides a status report on the utility's progress towards participation in an RTO.

  Because Order No. 2000 has just been issued, and may be revised in certain respects, management cannot estimate its effect on future consolidated results of operations or financial position.

  Retail Competition. Currently, Electric Operations operates as a vertically integrated, investor-owned utility with exclusive rights to supply electricity in a franchised service territory--a 20,000-square-mile service territory in the Carolinas. In its retail business, the NCUC and the PSCSC regulate Elec-tric Operations' service and rates.

  Electric industry restructuring is being addressed in all 50 states and in the District of Columbia. These restructurings will likely impact all entities owning electric generating assets. The NCUC and the PSCSC are studying the merits of restructuring the electric utility industry in the Carolinas. During 1999, three electric utility restructuring bills were filed in South Caroli-na's House of Representatives. All three bills would introduce competition while allowing utilities to recover stranded costs, and have transition and phase-in periods ranging from five to six years. A task force formed by the South Carolina Senate is also examining issues related to deregulation of the state's electric utility business. This task force will prepare a report for review, discussion and possible legislative action by the state's Senate Judi-ciary Committee and General Assembly as a whole.

  In May 1997, North Carolina passed a bill that established a study commis-sion to examine whether competition should be implemented in the state. Mem-bers of this commission include legislators, customers, utilities and a member of an environmental group. The study commission expects to issue its report to the General Assembly in 2000.

  One of the significant issues the study commission must address is the ap-proximately $6 billion of debt issued by the two North Carolina municipal agencies (North Carolina Municipal Power Agency Number 1 and the North Caro-lina Eastern Municipal Agency). This debt is related to their joint ownership of generation assets with Duke Energy and Carolina Power & Light (CP&L). The municipal power agencies' member municipalities currently have electric rates higher than either Duke Energy or CP&L and are facing significant rate in-creases in the future to service the debt. As a result, the power agencies' debt and electric rates are economic development issues for the 51 power agency municipalities and, by extension, for the state as a whole.

  On October 26 and 27, 1999, at the request of the study commission, four proposals were submitted to resolve the municipal debt issue, one of which was a joint Duke Energy-CP&L proposal. The study commission expects to include a recommendation to resolve the municipal debt issue in its report to the Gen-eral Assembly in 2000.

  More than a dozen bills on electric restructuring have been introduced in the last session of Congress. On October 27, 1999 the U.S. House Commerce Sub-committee on Energy and Power voted to move H.R. 2944, "The Electricity Compe-tition and Reliability Act," to the full Commerce Committee. The primary re-structuring issues addressed include repeal of major provisions of the Public Utility Holding Company Act and the Public Utility Regulatory Policies Act, reliability, transmission, nuclear decommissioning and state authority.

  Currently, the electric utility industry is predominantly regulated on a ba-sis designed to recover the cost of providing electric power to customers. If cost-based regulation were to be discontinued in the industry for any reason, including competitive pressure on the cost-based prices of electricity, prof-its could be reduced and electric utilities might be required to reduce their asset balances to reflect a market basis less than cost. Discontinuance of cost-based regulation would also require affected utilities to write off their associated regulatory assets. Duke Energy's regulatory assets are included in the Consolidated Balance Sheets. The portion of these regulatory assets re-lated to Electric Operations is approximately $1.4 billion, including primar-ily purchased capacity costs, debt expense and deferred taxes related to regu-latory assets. Duke Energy is recovering substantially all of these regulatory assets through its current wholesale and retail electric rates and would at-tempt to continue to recover these assets during a transition to competition. In addition, Duke Energy would seek to recover the costs of its electric gen-erating facilities in excess of the market price of power at the time of tran-sition.

  Duke Energy supports a properly managed and orderly transition to competi-tive generation and retail services in the electric industry. However, trans-forming the current regulated industry into efficient, competitive generation and retail electric markets is a complex undertaking, which will require a carefully considered transition to a restructured electric industry. The key to effective retail competition is fairness among customers, service providers and investors. Duke Energy intends to continue to work with customers, legis-lators and regulators to address all the important issues. Management cur-rently cannot predict the impact, if any, of these competitive forces on fu-ture consolidated results of operations or financial position.

Natural Gas Competition. Wholesale Competition. On July 29, 1998, the FERC issued a Notice of Proposed Rulemaking (NOPR) on short-term natural gas transportation services, which proposed an integrated package of revisions to its regulations governing interstate natural gas pipelines. "Short term" has been defined in the NOPR as all transactions of less than one year. Under the proposed approach, cost-based regulation would be eliminated for short-term transportation and replaced by regulatory policies intended to maximize competition in the short-term transportation market, mitigate the ability of companies to exercise residual monopoly power and provide opportunities for greater flexibility in providing pipeline services. The proposed changes include initiatives to revise pipeline scheduling procedures, receipt and delivery point policies and penalty policies, and require pipelines to auction short-term capacity. Other proposed changes would improve the FERC's reporting requirements, permit pipelines to negotiate rates and terms of services, and revise certain rate and certificate policies that affect competition.

  In conjunction with the NOPR, the FERC also issued a Notice of Inquiry (NOI) on its pricing policies in the existing long-term market and pricing policies for new capacity. The FERC seeks comments on whether its policies are biased toward either short-term or long-term service, provide accurate price signals and the right incentives for pipelines to provide optimal transportation serv-ices and construct facilities that meet future demand and do not result in over building and excess capacity. Comments on the NOPR and NOI were due in April 1999. On September 15, 1999, the FERC issued a new policy statement on certifying new interstate capacity in response to comments filed on the cer-tificate issues raised in the NOPR.

  Because the ultimate resolution of these issues is unknown, management can-not estimate the effects of these matters on future consolidated results of operations or financial position.

  Retail Competition. Changes in regulation to allow retail competition could affect Duke Energy's natural gas transportation contracts with local gas dis-tribution companies. Natural gas retail deregulation is in the very early stages of development and management cannot estimate the effects of this mat-ter on future consolidated results of operations or financial position.

  Nuclear Decommissioning Costs. Duke Energy's estimated site-specific nuclear decommissioning costs total approximately $1.9 billion stated in 1999 dollars based on decommissioning studies completed in 1999. This estimate includes the cost of decommissioning plant components not subject to radioactive contamina-tion. Duke Energy contributes to an external decommissioning trust fund and maintains an internal reserve to fund these costs.

  The balance of the external funds as of December 31, 1999 and 1998 was $703 million and $580 million, respectively. The balance of the internal reserve as of December 31, 1999 and 1998 was $223 million and $217 million, respectively, and is reflected in the Consolidated Balance Sheets as Accumulated Deprecia-tion and Amortization.

  Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of its nuclear plants. Management believes that funding of the decommissioning costs will not have a material adverse effect on consolidated results of operations or financial position. See Note 11 to the Consolidated Financial Statements for additional information.

  As of December 31, 1999 and 1998, the external decommissioning trust fund was invested primarily in domestic and international equity securities, fixed-rate, fixed-income securities and cash and cash equivalents. Maintaining a portfolio that includes long-term equity investments maximizes the returns to be utilized to fund nuclear decommissioning, which in the long-term will bet-ter correlate to inflationary increases in decommissioning costs. However, the equity securities included in Duke Energy's portfolio are exposed to price fluctuations in equity markets, and the fixed-rate, fixed-income securities are exposed to changes in interest rates.

  Duke Energy actively monitors its portfolio by benchmarking the performance of its investments against certain indexes and by maintaining, and periodi-cally reviewing, established target allocation percentages of the assets in its trusts. Because the accounting for nuclear decommissioning rec-ognizes that costs are recovered through the Electric Operations segment's rates, fluctuations in equity prices or interest rates do not affect consoli-dated results of operations.

  Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

  Manufactured Gas Plants and Superfund Sites. Duke Energy was an operator of manufactured gas plants until the early 1950s and has entered into a coopera-tive effort with the State of North Carolina and other owners of certain for-mer manufactured gas plant sites to investigate and, where necessary, remedi-ate these contaminated sites. The State of South Carolina has expressed inter-est in entering into a similar arrangement. Duke Energy is considered by regu-lators to be a potentially responsible party and may be subject to future lia-bility at seven federal Superfund sites and two state Superfund sites. While the cost of remediation of the remaining sites may be substantial, Duke Energy will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations or financial position.

  PCB (Polychlorinated Biphenyl) Assessment and Clean-up Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of Duke Energy, had completed clean up of PCB contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO is required to continue groundwater monitoring on a number of sites for at least the next two years. The estimated cost of such monitoring is not material.

  Under terms of the agreement with CMS discussed in Note 2 to the Consoli-dated Financial Statements, Duke Energy is obligated to complete clean-up of previously identified contamination at certain agreed-upon sites on the PEPL and Trunkline systems. These clean-up programs are expected to continue until 2001. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no signifi-cant off-site contamination. Duke Energy has communicated with the EPA and ap-propriate state regulatory agencies on these matters.

  At December 31, 1999 and 1998, remaining estimated clean-up costs on the TETCO, PEPL and Trunkline systems were accrued and included in the Consoli-dated Balance Sheets as Other Current Liabilities and Environmental Clean-up Liabilities. These cost estimates represent gross clean-up costs expected to be incurred, have not been discounted or reduced by customer recoveries and generally do not include fines, penalties or third-party claims. Costs ex-pected to be recovered from customers have been deferred and are included in the Consolidated Balance Sheets as Environmental Clean-up Costs.

  The federal and state clean-up programs are not expected to interrupt or di-minish Duke Energy's ability to deliver natural gas to customers. Based on Duke Energy's experience to date and costs incurred for clean-up operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations or financial position.

  Air Quality Control. The Clean Air Act Amendments of 1990 require a two-phase reduction by electric utilities in aggregate annual emissions of sulfur dioxide and nitrogen oxide by 2000. Duke Energy currently meets all require-ments of Phase I. Duke Energy supports the national objective of protecting air quality in the most cost-effective manner, and has already reduced emissions by operating plants efficiently, using nuclear and hydroelectric generation and implementing various compliance strategies. To meet Phase II requirements by 2000, Duke Energy's current strategy includes using low-sulfur coal, purchasing sulfur dioxide emission allowances and installing low-nitro-gen oxide burners and emission monitoring equipment. Construction activities needed to comply with Phase II requirements will be completed in the spring of 2000, allowing compliance with year 2000 Phase II requirements. Additional an-nual operating expenses of approximately $25 million for low-sulfur coal pre-miums, emission allowance purchases and other compliance activities will occur after 2000. This strategy is contingent upon developments in future markets for emission allow-ances, low-sulfur coal, future regulatory and legislative actions and advances in clean air technologies.

  In October 1998, the EPA issued a final ruling on regional ozone control which requires revised State Implementation Plans for 22 eastern states and the District of Columbia. This EPA ruling is being challenged in court by var-ious states, industry and other interests, including the states of North Caro-lina and South Carolina and Duke Energy. In May 1999, the court ordered that no state need submit a plan "pending further order of the court." The EPA has undertaken other ozone-related actions having virtually identical goals. These actions have likewise been challenged by the same or similar parties. The res-olution of the October 1998 action is expected to resolve these other ozone-related actions as well. The North Carolina Environmental Management Commis-sion is considering several competing proposals to reduce utility emissions of nitrogen oxide. A proposed rule is anticipated in March 2000 with a final rule in September 2000. Depending on the resolution of these matters, costs to Duke Energy may range from approximately $100 million to $600 million for addi-tional capital improvements.

  In October 1999, the EPA sent Duke Energy a request seeking information on Duke Power's repair and maintenance of its coal-fired plants since 1978. This is part of the EPA's New Source Reviews (NSR) enforcement initiative, in which the EPA claims that utilities and others have committed widespread violations of the Clean Air Act permitting requirements for the past quarter century. In November 1999, the EPA filed suit against seven utilities and issued an admin-istrative order to Tennessee Valley Authority alleging numerous NSR permitting violations. The EPA's allegations run counter to previous EPA guidance regard-ing the applicability of the NSR permitting requirements. Duke Power, along with several other utilities, has routinely undertaken the type of repair, re-placement, and maintenance projects that the EPA now claims are illegal. A suit has not been instituted against Duke Energy, and while it is too early to predict any consequences, Duke Energy believes that all of its electric gener-ation units are properly permitted and have been properly maintained. Because this matter is in its most preliminary stage with respect to Duke Energy, man-agement cannot estimate the effects of these matters on future consolidated results of operations or financial position.

  In December 1997, the United Nations held negotiations in Kyoto, Japan to determine how to minimize global warming caused by, among other things, carbon dioxide emissions from fossil-fired generating facilities and methane from natural gas operations. Further negotiations in November 1998 resulted in a work plan to complete the operational details of the Kyoto agreement by late 2000. If this initiative is adopted in its current form, it could have far reaching implications to Duke Energy and the entire energy industry. Because this matter is in the early stages of discussion, management cannot estimate the effects on future consolidated results of operations or financial posi-tion.

  Litigation and Contingencies. For information concerning litigation and other commitments and contingencies, see Note 14 to the Consolidated Financial Statements.

  Year 2000 Readiness Program. Duke Energy did not experience any disruption to its operations resulting from the transition to the year 2000. Duke Energy completed its year 2000 readiness program at all of its business units in No-vember 1999. Systems will continue to be monitored throughout the year, with special attention given to the leap year transition. The total cost of the program, including internal labor as well as incremental costs such as con-sulting and contract costs, was approximately $58 million. These costs exclude replacement systems that, in addition to being Year 2000 ready, provided sig-nificantly enhanced capabilities which benefit operations in future periods.

  New Accounting Standard. In September 1998, Statement of Financial Account-ing Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedg-ing Activities," was issued. Duke Energy is required to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. Duke Energy is currently reviewing the ex-pected impact of SFAS No. 133 on consolidated results of operations and finan-cial position.

  Subsequent Events. On December 16, 1999, Duke Energy announced that it had signed definitive agreements to combine Duke Energy's gas gathering and processing businesses with Phillips Petroleum's Gas Processing and Marketing unit to form a new midstream company. Under the terms of the agreements, the new company will seek to arrange approximately $2.6 billion of debt financing and, upon closing of the transaction, will make a one-time cash distribution of $1.2 billion to both Duke Energy and Phillips Petroleum. At closing, Duke Energy will own about 70% of the new company and Phillips Petroleum will own about 30%. The new company would then offer approximately 20% of its equity to the public in 2000 to reduce the debt resulting from the transaction. Such an offering is conditional upon completion of the transaction and favorable mar-ket conditions.

  On January 4, 2000, Duke Energy announced that it had entered into a defini-tive agreement to purchase, for $386 million, 100% of the stock of El Paso En-ergy Corporation's wholly owned subsidiary, East Tennessee Natural Gas Compa-ny, a 1,100-mile pipeline that crosses Duke Energy's TETCO pipeline and serves the southeastern region of the U.S.

  Both transactions are subject to regulatory approval and are expected to close in the first quarter of 2000.

  In January 2000, Duke Energy completed a tender offer to the minority share-holders of Paranapanema and successfully acquired an additional 51% economic interest in the company for approximately $280 million. This increased Duke Energy's economic ownership from approximately 44% to approximately 95%.

  Forward-Looking Statements. From time to time, Duke Energy's reports, fil-ings and other public announcements may include assumptions, projections, ex-pectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litiga-tion Reform Act of 1995. Duke Energy cautions that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary from actual results and the differences between assumptions, projections, ex-pectations, intentions or beliefs and actual results can be material. Accord-ingly, there can be no assurance that actual results will not differ materi-ally from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ mate-rially from those expressed or implied in such forward-looking statements in-clude state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and af-fect the speed and degree to which competition enters the electric and natural gas industries; industrial, commercial and residential growth in the service territories of Duke Energy and its subsidiaries; the weather and other natural phenomena; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; changes in environmental and other laws and regulations to which Duke Energy and its subsidiaries are subject or other external factors over which Duke Energy has no control; the results of financing efforts, including Duke Energy's ability to obtain financing on fa-vorable terms, which can be affected by Duke Energy's credit rating and gen-eral economic conditions; growth in opportunities for Duke Energy's business units; and the effect of accounting policies issued periodically by accounting standard-setting bodies.